EXHIBIT 10.6

April 15, 2016

Chris Brandt

Dear Chris,

This letter agreement confirms the verbal offer extended to you for the position of Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc. (the “Company”). You will report to Liz Smith, Chief Executive Officer. Your start date is May 16, 2016. The terms of your employment will be:

You will be employed by a subsidiary of the Company (the “Employer”) and will be paid an annual base salary of $560,000 payable in equal bi-weekly installments.

You will be eligible to participate in the Company’s annual bonus program at a target bonus of 85% of your base salary based on both Company performance against objectives, as set forth in the Company bonus program, and individual performance. Your bonus for the 2016 fiscal year will be prorated based on of the amount of time that you are employed in this position during the fiscal year, and will be paid to you only if you remain employed by the Employer through the payout date.

In addition, you will be eligible for the 2017 annual long-term incentive (“LTI”) grant. Per the Company’s current LTI plan, you may be eligible for a target up to 125% of your base salary, which will be subject to Company and individual performance.

You will receive a hiring bonus in the amount of $250,000 to be paid in January 2017. Should you voluntarily terminate your employment or be terminated for Cause (as defined on Schedule 1, attached hereto) within one year of this payment, you agree to repay such payment to the Employer within thirty days of your termination.

The Company will issue you a one-time grant of 200,000 stock options and a one-time grant of 75,000 restricted stock units. Both grants will have standard vesting of four years contingent on continued employment with the Company or the Employer. All grants are subject to the terms of our 2016 Omnibus Incentive Compensation Plan and Equity Award Policy (collectively, the “Plan”) and our standard award agreement. Our standard equity agreement includes a “double trigger” provision to protect you in the event of a change-in-control. The details of the Plan and the form of grant agreement will be provided to you separately.

This position is also eligible for a Tier 5 relocation benefit as outlined in the Bloomin’ Brands relocation policy. All payments related to the relocation benefit will be grossed up except for the initial miscellaneous one-time payment. Should you voluntarily terminate your employment or be terminated for Cause (as defined on Schedule 1), within one year of your start date, you will be liable for repayment of all relocation costs and any gross-up payments made by the Company as outlined in the Relocation Repayment Agreement.

You will be eligible to participate in the following benefits as applicable and in accordance with the terms of Company policy:

•	Medical Benefits Plan

•	Annual Executive Medical Check-Up

•	Salaried Short-Term Disability Insurance

•	Salaried Long-Term Disability Insurance

•	Company Paid Group Term Life Insurance
•Company Paid Accidental Death and Dismemberment
•Dental Benefits Plan
•Vision Benefits Plan
•Non-Qualified Deferred Compensation Plan
•Comp Meal Benefit Program

In the ordinary course of business, pay and benefit plans continue to evolve as business needs and laws change. To the extent the Company or the Employer determines it to be necessary or desirable to change or eliminate any of the plans or programs in which you participate, such changes will apply to you as they do to other similarly situated employees.

As a condition of your employment, please note the following:

While it is our sincere hope and belief that our relationship will be mutually beneficial, the Company and the Employer do not offer employment for a specified term. Any statements made to you in this letter and in meetings should not be construed in any manner as a proposed contract for any such term. Both you and the Employer may terminate employment at any time, with or without prior notice, for any or no reason, and with or without cause.

As a further condition of your employment you agree to the following:

Restrictive Covenant - Non-competition

1.    During Employment. You will devote one hundred percent (100%) of your full business time, attention, energies, and effort to the business affairs of the Employer and the Company. Except with the prior written consent of the Employer, during your employment with the Company or the Employer, you shall not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business, and you shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. You shall not serve on the board of directors or advisory committee of any other company without the prior consent of the Employer, which consent shall not be unreasonably withheld.

2.    Post Term. Commencing on termination of your employment with the Employer, you shall not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business and that is located or intended to be located anywhere within a radius of thirty (30) miles of any full service restaurant owned or operated by the Company, the Employer, their subsidiaries, franchisees or affiliates, or any affiliates of any of the foregoing, or any proposed full service restaurant to be owned or operated by any of the foregoing, and you shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity for the time period specified below:

a)    If your employment with Employer ends for any other reason other than your voluntary resignation or your termination by the Employer for Cause, then for a continuous period equal to the period of time used for calculating the amount of severance paid to you upon termination, if any; or

(b)     If your employment with the Employer ends as a result of your voluntary resignation or termination by the Employer for Cause (as defined on Schedule 1), for a continuous period of one (1) year.

For purposes of this Non-competition clause, restaurants owned or operated by the Company or the Employer shall include all restaurants owned or operated by the Company, the Employer, their subsidiaries, franchisees or affiliates and any successor entity to the Company, the Employer, their subsidiaries, franchisees or affiliates, and any entity in which the Company or the Employer, its subsidiaries or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Company, the Employer, or their franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon.

3.    Limitation. It shall not be a violation of this Non-competition clause for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.
Restrictive Covenant - Non-disclosure; Non-solicitation; Non-piracy
4.    Except in the performance of your duties hereunder, at no time during your employment with the Company or the Employer, or at any time thereafter, shall you, individually or jointly with others, for your benefit of or for the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer, the Company or any of their affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer, the Company or any of their affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of your own.
5.    Moreover, during your employment with the Employer and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees of the Employer, the Company or any of their franchisees or affiliates, you shall not offer employment to, or hire, any employee of the Employer, the Company or any of their franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates;

nor shall you act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates.

Restrictive Covenant - Company and Employer Property: Duty to Return

6.    All Employer and Company property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in your possession or acquired by you while in the employ of the Employer shall be the exclusive property of the Employer and shall be returned to the Employer no later than the date of your last day of employment with the Employer.

Restrictive Covenant - Inventions, Ideas, Processes, and Designs

7.    All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business of the Employer or the Company shall be disclosed in writing promptly to the Employer, and shall be the sole and exclusive property of the Employer, if either (i) conceived, made or used by you during the course of the your employment with the Employer (whether or not actually conceived during regular business hours) or (ii) made or used by you for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Employer or the Company” if (i) it was made with equipment, facilities or confidential information of the Employer or the Company, (ii) results from work performed by you for the Employer or the Company or (iii) pertains to the current business or demonstrably anticipated research or development work of the Employer or the Company. You shall cooperate with the Employer and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes and designs to the Employer. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Employer, and you shall be bound by such decision. You shall provide, on the back of this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that you made or conceived prior to your employment with the Employer, and that, therefore, are excluded from the scope of the employment with the Employer.

The restrictive covenants contained in this agreement are given and made by you to induce the Employer to employ you and to enter into this Agreement with you, and you hereby acknowledge that employment with the Employer is sufficient consideration for these restrictive covenants. Further, you acknowledge and agree that these restrictive covenants are reasonable in scope, duration and that the type of actions restricted are reasonably necessary for the protection of the Company’s interests. The restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action you may have against the Employer or the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant. The refusal or failure of the Employer or the Company to enforce any restrictive covenant of this agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Employer or the Company of any such restrictive covenant, nor shall it give rise to any claim or cause of action by you against the Employer or the Company.

You agree that a breach of any of the restrictive covenants contained in this agreement will cause irreparable injury to the Employer and the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Employer and the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain you from any threatened or actual activities in violation of any such covenants. You hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Employer or the Company does apply for such an injunction, you shall not raise as a defense thereto that the Employer or the Company has an adequate remedy at law.

For the avoidance of doubt, the termination of this agreement for any reason, shall not extinguish your obligations specified in these restrictive covenants.

ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.
You shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer or the Company. It is the intent of the Employer and the Company that the provisions of this agreement and all other plans and programs sponsored by the Employer and the Company be interpreted to comply in all respects with Internal Revenue Code Section 409A, however, the Employer and the Company shall have no liability to you, or any of your successors or beneficiaries, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by you or your successors or beneficiaries.

The validity, interpretation, and performance of this agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

This letter constitutes the full commitments which have been extended to you and shall supersede any prior agreements whether oral or written. However, this does not constitute a contract of employment for any period of time. Should you have any questions regarding these commitments or your ability to conform to Bloomin’ Brands policies and procedures, please let me know immediately.

By signing this offer, you indicate your acceptance of our offer. Please keep one original copy of this offer letter for your personal files.

We look forward to having you join us as a member of our executive team. This signed offer letter and any accompanying documentation must be returned to me at PabloBrizi@BloominBrands.com.

Sincerely,

/s/ Pablo Brizi

Pablo Brizi
SVP, Chief Human Resources Officer
Bloomin’ Brands, Inc.

I accept the above offer to be employed by Bloomin’ Brands, Inc. and I understand the terms as set forth above.

/s/ Chris Brandt	04/21/16
Chris Brandt	Date

Schedule 1

“Cause” shall be defined as:

1.Gross negligence or intentional act by you that causes, or that would reasonably be expected to cause, the Company harm. after the Employer follows the following procedures: (a) the Employer gives you a written notice (“Notice of Deficiency”) which shall specify the deficiencies in your performance of duties; (b) you shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency; and (c) in the event you do not cure the deficiencies to the satisfaction of the Employer, in its sole discretion, within such thirty (30) day period (or if during such thirty (30) day period the Employer determines that you are not making reasonable, good faith efforts to cure the deficiencies to the satisfaction of the Employer), the Employer shall have the right to immediately terminate your employment for Cause. The provisions of this paragraph (1) may be invoked by the Employer any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this paragraph (1) nor prevent the Employer from issuing any subsequent Notices of Deficiency; or

2.Any dishonesty by you in the your dealings with the Company, the Employer or their affiliates; your commission of fraud, gross negligence in the performance of your duties;; willful misconduct; your conviction (or plea of guilty or nolo contendere), indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude; or willful disregard of any reasonable and lawful instruction from the Company’s Board of Directors, CEO or any other person to whom Executive reports; or

3.Any violation of the restrictive covenants of this agreement or

4.Any violation of any current or future material published policy of the Employer or its Affiliates (material published policies include, but are not limited to, the Employer’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy, ethics policy and security policy); or

5.For all purposes of this Agreement, termination for Cause shall be deemed to have occurred in the event of the Employee’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.